                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT

                                  RENEWALS ONLY
                              PROSPECTUS SUPPLEMENT
                                 DATED 6/17/03


                   Term                     Rate          Annual Yield*
        -----------------------------------------------------------------
                3-5 mos.**                  3.50%             3.56%
                6-11 mos.**                 3.75%             3.82%
                12-17 mos.                  5.30%             5.44%
                18-23 mos.                  5.35%             5.50%
                24-29 mos.                  7.70%             8.00%
                30-35 mos.                  8.20%             8.54%
                36-47 mos.                  8.50%             8.87%
                48-59 mos.                  8.20%             8.54%
                60-120 mos.                 8.60%             8.97%
        -----------------------------------------------------------------


                Minimum Investment for Investment Notes is $1,000

   The rates for the Notes included in this Rate Supplement are available from
                      July 3, 2003 through July 31, 2003.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated June 17, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

**These terms are available only to renewals for the same term as the original investment.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

See reverse side for additional important information which updates the Prospectus dated October 3, 2002.

           Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


          (LOGO) AMERICAN BUSINESS            For information,
                 FINANCIAL SERVICES, INC.     call 1-800-776-4001

                 P.O. Box 11716     Philadelphia, PA 19101-9928
                               www.ABFSonline.com

This information updates the Prospectus dated October 3, 2002.

American Business Financial Services, Inc. ("ABFS") received a civil subpoena, dated May 14, 2003, from the Civil Division of the United States Attorney for the Eastern District of Pennsylvania (U.S. Department of Justice) requesting that ABFS provide (among other items) the following documents and information with respect to ABFS and its lending and/or primary subsidiaries (collectively the "Company") for the period from May 1, 2000 to May 1, 2003, relating to: (1) all loan files with respect to mortgage loan transactions in which the Company entered into a forbearance agreement with a borrower rather than pursue foreclosure or other contract remedies in connection with the borrower's delinquent loan; (2) the servicing, processing, foreclosing, and handling of delinquent loans, non-performing loans, and loans in default, the carrying, processing and sale of real estate owned, and forbearance agreements; and (3) agreements to sell or otherwise transfer mortgage loans (including but not limited to, any pooling or securitization agreements) or to obtain funds to finance the underwriting, origination or provision of mortgage loans, any transaction in which mortgage loans were sold or transferred, any instance in which the Company was not to service or not to act as custodian for a mortgage loan, representations and warranties made in connection with mortgage loans, secondary market loan sale schedules, and credit loss, delinquency, default, and foreclosure rates of mortgage loans. ABFS intends to cooperate fully with the U.S. Attorney's office.